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                                                                   EXHIBIT 11.1
                              EASTON BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                        QUARTER ENDED SEPTEMBER 30, 1998

                                                                        Three Months                Nine Months
                                                                            Ended                      Ended
                                                                      September 30, 1998         September 30, 1998
                                                                      ------------------         ------------------
Net income                                                                    $  343,547                 $  380,164
                                                                              ==========                 ==========


Average shares outstanding                                                       560,318                    559,987
Basic earnings per share                                                      $      .61                 $      .68
                                                                              ==========                 ==========


Average shares outstanding                                                       560,318                    559,987
Dilutive average shares outstanding under
        warrants and options                                                     207,800                    207,800
Exercise price                                                                $    10.00                 $    10.00
Assumed proceeds on exercise                                                  $2,078,000                 $2,078,000
Average market value                                                          $    12.50                 $    12.50
Less:   Treasury stock purchased with assumed proceeds from
        exercise of warrants and options
                                                                                 166,240                    166,240
Adjusted average shares-diluted                                                  601,878                    601,547
Diluted earnings per share                                                    $      .57                 $      .63
                                                                              ==========                 ==========


         The stock of the Company is not traded on any public exchange. The average market values are derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.